Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-216891

Prospectus Supplement No. 1
(To Prospectus dated May 17, 2017)

ENERGY RESOURCES 12, L.P.

An Offering of Common Units of Limited Partnership Interest
Minimum Offering: 1,315,790 Common Units
Maximum Offering: 17,631,579 Common Units

This Prospectus Supplement No. 1 supplements and amends the prospectus dated May 17, 2017, referred to herein as the Prospectus. Prospective investors should carefully review the Prospectus and this Prospectus Supplement No. 1.

This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. This Prospectus Supplement No. 1 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

There are significant risks associated with an investment in our common units. These risks are described under the caption “Risk Factors” beginning on page 17 of the Prospectus, as the same may be updated in prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 25, 2017.

STATUS OF THE OFFERING

As of July 25, 2017, Energy Resources 12, L.P. (the “Partnership”) completed the sale of the minimum offering of 1,315,790 common units of limited partnership interest and therefore broke escrow (the “Initial Closing”). As of July 25, 2017, the Partnership had completed the sale of 1,330,908 common units at $19.00 per unit for total gross proceeds of $25.3 million and proceeds net of selling commissions and marketing expenses of $23.8 million. The subscribers were admitted as limited partners of the Partnership at the Initial Closing. The Partnership is continuing the offering at $19.00 per unit in accordance with the prospectus.

Also, upon reaching the minimum offering, the Partnership entered into the First Amended and Restated Agreement of Limited Partnership at the Initial Closing.